November 29, 2004                                          EXHIBIT 10.14

Gary Pokrassa
143 Westwood Circle
East Hills, NY  11577

Dear Mr. Pokrassa:

The purpose of this letter is to confirm your employment with Lakeland Industries Inc. on the following terms and conditions:

1.    THE PARTIES
      -----------

This is an agreement between Gary Pokrassa (hereinafter referred to as "you") and Lakeland Industries, Inc., a Delaware corporation, with principal place of business located at 711-2 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the Company).

2.    TERM; RENEWAL
      -------------

The term of the agreement shall be for a 1 year period from November 29, 2004 through and including November 30, 2005 which term shall be automatically renewed for a maximum of 2 successive annual periods unless either party notifies the other 30 days prior to the expiration of the original term or renewal thereof, that the agreement will not be renewed.

3.    CAPACITY
      --------

You shall be employed in the capacity of Chief Financial Officer (CFO) of Lakeland Industries, Inc. and such other senior executive title or titles as may from time to time be determined by the Board of Directors of the Company. You shall be directly responsible to the President and the Board of Directors of the Company.

4.    COMPENSATION
      ------------

As full compensation for your services you shall receive following from the
Company:

      a. A base annual salary of $180,000.00 per year payable bi-weekly plus car allowance by picking lease up on 02 Gr. Cherokee for 15 months + insurance. Restricted stock if approved by Board; and

      b. Such other benefits as are consistent with the personnel benefits provided by the Company to its officers provided however that your vacation shall be for a period of no less than three weeks; and

      c. Reimbursement for any dues and expenses incurred by you that are only necessary and proper in the conduct of the Company's business; and

5.    BONUS
      -----

In June of each year commencing in 2005 you shall be awarded a discretionary bonus based on the efficient and successful implementation of Sarbanes-Oxley 404 Internal Controls in 2005 and other goals set by the Audit Committee of the board of Directors for fiscal years 2006 and 2007.

6.    NON-COMPETITION
      ---------------

During the term of this agreement and for five years thereafter, you shall not either directly or indirectly as an agent, employee, partner, stockholder, director, investor, or otherwise engage in any activities in competition with the activities of the Company, as more fully described in the separate Non-Competition Agreement attached hereto as Exhibit 1. You shall also abide by the Code of Ethics Agreement and other Corporate Governance Agreements attached hereto and made a part hereof as Exhibit 2. You shall disclose prior to the execution of this agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties with or to Lakeland.

7.    CONFIDENTIALITY
      ---------------

Except as required in your duties to the Company you shall not at any time during your employment and for a period of 5 years thereafter directly or indirectly use or disclose any confidential information relating to the Company or its business which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

8.    NOTICES

Any notices required to be give under this Agreement shall unless otherwise agreed to by you and the Company be in writing and by certified mail return receipt requested and mailed to the Company at its headquarters at 711-2 Koehler Avenue Ronkonkoma, NY 11779-7410 or to you at your home at 143 Westwood Circle, East Hills, NY 11571.

9.    WAIVER OR MODIFICATION

No waiver or modification in whole or in part of this agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10.   SEPARABILITY

            Any provision of this agreement or non-competition agreement (the "Agreement") which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof which shall continue in full force and effect. The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.   HEADINGS

The headings contained in this agreement are for convenience only and shall not affect restrict or modify the interpretation this agreement.

12.   CONTROLLING LAW

This agreement shall be governed by and construed in accordance with the laws of the States of New York applicable to contracts made and to be performed therein and you agree to the exclusive jurisdiction and venue of the federal or state courts located in the States of New York on any legal issues arising out of this contract and you agree that such judgments as rendered by New York courts shall be transferable and binding in all other American courts of competent jurisdiction.

                                            LAKELAND INDUSTRIES, INC.


                                            By: /s/ Christopher J. Ryan
                                                -----------------------
                                                Christopher J. Ryan
                                                President
AGREED AND ACCEPTED


/s/ Gary Pokrassa
---------------------------------
Gary Pokrassa